VALHI REPORTS THIRD QUARTER 2025 RESULTS

DALLAS, TEXAS . . November 6, 2025. Valhi, Inc. (NYSE: VHI) reported a net loss attributable to Valhi stockholders of $22.2 million, or $.78 per share, in the third quarter of 2025 compared to net income of $57.5 million, or $2.01 per share, in the third quarter of 2024. For the first nine months of 2025, Valhi reported a net loss attributable to Valhi stockholders of $4.4 million, or $.15 per share, compared to net income of $85.2 million, or $2.99 per share, in the first nine months of 2024. Net income attributable to Valhi stockholders decreased in the third quarter and first nine months of 2025 as compared to the same periods in 2024 primarily due to lower operating results from the Chemicals Segment, a third quarter non-cash gain in 2024 related to the Chemicals Segment acquisition of the 50% joint venture interest in Louisiana Pigment Company, L.P. (“LPC”) discussed below and an increase in the Company’s tax expense due to legislation enacted in Germany during the third quarter of 2025, which resulted in a non-cash deferred income tax expense of $19.3 million ($12.8 million, or $.45 per share, net of noncontrolling interest).

As previously reported, effective July 16, 2024, the Chemicals Segment acquired the 50% joint venture interest in LPC previously held by Venator Investments, Ltd. Prior to the acquisition, the Chemicals Segment held a 50% joint venture interest in LPC. Following the acquisition, LPC became a wholly-owned subsidiary of the Chemicals Segment. We accounted for the acquisition as a business combination. The results of operations of LPC have been included in our results of operations beginning as of the acquisition date. Net income for the third quarter and first nine months of 2024 includes the recognition of a non-cash gain of $64.5 million ($33.6 million, or $1.18 per share, net of tax and noncontrolling interest) associated with the remeasurement of the investment in LPC as a result of the acquisition. Net loss for the third quarter and first nine months of 2025 includes the recognition of a non-cash gain of $4.6 million ($2.4 million, or $.08 per share, net of tax and noncontrolling interest) associated with the remeasurement of the earn-out liability initially recorded in connection with the LPC acquisition.

The Chemicals Segment’s net sales of $456.9 million in the third quarter of 2025 were $27.8 million, or 6%, lower than in the third quarter of 2024, and net sales of $1.4 billion in the first nine months of 2025 were $22.9 million, or 2%, lower than in the first nine months of 2024. The Chemicals Segment’s net sales decreased in the third quarter of 2025 compared to the third quarter of 2024 primarily due to the effects of lower average TiO2 selling prices and lower sales volumes in its European and export markets somewhat offset by higher sales volumes in its North American market. The Chemicals Segment’s net sales decreased in the first nine months of 2025 compared to the same period in 2024 due to lower average TiO2 selling prices and changes in product mix. During the first nine months of 2025, the Chemicals Segment and the TiO2 industry have seen unprecedented global uncertainty related to U.S. trade policies, geopolitical tensions and general hesitancy by customers to build inventories which has prolonged the market downturn and impacted its sales volumes and pricing momentum. The Chemicals Segment started 2025 with average TiO2 selling prices 2% higher than at the beginning of 2024 but average TiO2 selling prices declined 6% during the first nine months of 2025. The Chemicals Segment’s average TiO2 selling prices were 7% lower in the third quarter of 2025 as compared to the third quarter of 2024 and 2% lower in the first nine months of 2025 as compared to the first nine months of 2024. Fluctuations in currency exchange rates (primarily the euro) also affected net sales comparisons, increasing the Chemicals Segment’s net sales by approximately $14 million in the third quarter of 2025 and by approximately $11 million in the first nine months of 2025 as compared to the same prior year periods. The table at the end of this press release shows how each of these items impacted the Chemicals Segment’s net sales.

The Chemicals Segment’s operating loss in the third quarter of 2025 was $15.9 million compared to operating income of $42.6 million in the third quarter of 2024. For the first nine months of 2025, the Chemicals Segment’s operating income was $35.6 million compared to $105.9 million in the first nine months of 2024. The Chemicals Segment’s operating income decreased in the third quarter of 2025 compared to the third quarter of 2024 primarily due to the effects of unfavorable fixed cost absorption due to reduced operating rates at certain of its manufacturing facilities, higher cost inventory produced in the second quarter relative to the same quarter of 2024 and included in cost of sales in the third quarter and currency fluctuations (primarily the euro). The Chemicals Segment’s unabsorbed fixed production costs related to decreased production volumes in the third quarter of 2025 were approximately $27 million. The Chemicals Segment’s operating income decreased in the first nine months of 2025 compared to the first nine months of 2024 primarily due to the net effects of approximately $45 million in additional unabsorbed fixed production costs it recognized as a result of operating reduced operating rates at its production facilities somewhat offset by lower production costs (primarily raw materials). The Chemicals Segment’s operating income for the three and nine months ended September 30, 2024 includes non-cash charges of approximately $4 million and $14 million, respectively, related to accelerated depreciation in connection with the completion of the closure of its sulfate process line in Canada in the third quarter of 2024, and the first nine months of 2024 includes a charge of approximately $2 million related to workforce reductions. The Chemicals Segment’s operating income in the third quarter and first nine months of 2024 includes $2.2 million of transaction costs incurred in connection with the LPC acquisition. The Chemicals Segment operated its production facilities at overall average capacities of 85% of practical capacity utilization in the first nine months of 2025 (93%, 81% and 80% in the first, second and third quarters of 2025, respectively) compared to 93% in the first nine months of 2024 (87%, 99% and 92% in the first, second and third quarters of 2024, respectively). Fluctuations in currency exchange rates (primarily the euro) increased the Chemicals Segment’s operating loss by approximately $4 million in the third quarter of 2025 and increased its operating income by approximately $5 million in the first nine months of 2025 as compared to the same prior year periods.

The Component Products Segment’s net sales were $40.0 million in the third quarter of 2025 compared to $33.6 million in the third quarter of 2024 and $120.6 million in the first nine months of 2025 compared to $107.5 million in the same period of 2024. The Component Products Segment’s net sales increased in the third quarter and for the first nine months of 2025 compared to the same periods in 2024 due to higher security products sales primarily to the government security market and higher marine components sales to various markets including towboat, government and industrial markets. Operating income attributable to the Component Products Segment was $4.8 million in the third quarter of 2025 compared to $3.3 million in the third quarter of 2024 and $17.0 million in the first nine months of 2025 compared to $12.1 million for the same prior year period. The Component Products Segment’s operating income increased in the third quarter and for the first nine months of 2025 compared to the same periods in 2024 due to higher sales and gross margin at each of the security products and marine components reporting units.

The Real Estate Management and Development Segment had net sales of $6.6 million in the third quarter of 2025 compared to $15.3 million in the third quarter of 2024. For the first nine months of 2025 the Real Estate Management and Development Segment had net sales of $20.8 million compared to $52.4 million in the same period of 2024. Land sales revenue is generally recognized over time based on cost inputs, and land sales revenues are dependent on spending for development activities. All of the land sales revenues recognized in 2025 and 2024 are related to land sold prior to 2024. Land sales revenues in the third quarter and first nine months of 2025 decreased compared to the same periods in 2024 due to the decreased pace of development activity for previously sold parcels within the residential/planned community. The pace of development activities is dictated by a number of factors such as city permit and design approval, approvals from the Nevada Department of Environmental Protection, labor and materials availability, and the amount of remaining development obligations. The Real Estate Management and Development Segment also recognized tax increment infrastructure reimbursements of $34.2 million ($17.8 million, or $.62 per share, net of income tax and noncontrolling interest) in the first nine months of 2025 and $14.2 million ($7.4 million, or $.26 per share, net of income tax and noncontrolling interest) in the first nine months of 2024 which are included in operating income.

Corporate expenses were 11% higher in the third quarter of 2025 compared to the same period in 2024 primarily due to higher litigation fees and related costs. Corporate expenses in the first nine months of 2025 were comparable to the same period in 2024. Interest income and other decreased $.8 million in the third quarter and $4.0 million in the first nine months of 2025 compared to the same periods of 2024 primarily due to lower average interest rates and decreased cash balances. Interest expense increased $1.5 million in the third quarter of 2025 and $5.3 million in the first nine months of 2025 compared to the same periods in 2024 primarily due to higher overall debt levels and higher average interest rates as a result of the Chemicals Segment’s debt transactions entered into in 2024. In addition, interest expense in the first nine months of 2024 includes a charge of $1.5 million for the write-off of deferred financing costs at the Chemicals Segment.

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Although we believe the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted. While it is not possible to identify all factors, we continue to face many risks and uncertainties. Among the factors that could cause our actual future results to differ materially include, but are not limited to, the following:

●	Future supply and demand for our products;
●	Our ability to realize expected cost savings from strategic and operational initiatives;
●	Our ability to integrate acquisitions, including LPC, into Kronos’ operations and realize expected synergies and innovations;
●	The extent of the dependence of certain of our businesses on certain market sectors;
●	The cyclicality of certain of our businesses (such as Kronos’ TiO2 operations);
●	Customer and producer inventory levels;
●	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry);
●	Changes in raw material and other operating costs (such as ore, zinc, brass, aluminum, steel and energy costs), including as a result of additional or changed tariffs on imported raw materials;
●	Changes in the availability of raw materials (such as ore);
●	General global economic and political conditions that harm the worldwide economy, disrupt our supply chain, increase material and energy costs, reduce demand or perceived demand for TiO2, component products and land held for development or impair our ability to operate our facilities (including changes in the level of gross domestic product in various regions of the world, tariffs, natural disasters, terrorist acts, global conflicts and public health crises);
●	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions, certain regional and world events or economic conditions and public health crises);
●	Technology related disruptions (including, but not limited to, cyber-attacks; software implementation, upgrades or improvements; technology processing failures; or other events) related to our technology infrastructure that could impact our ability to continue operations, or at key vendors which could impact our supply chain, or at key customers which could impact their operations and cause them to curtail or pause orders;
●	Competitive products and substitute products;
●	Competition from Chinese suppliers with less stringent regulatory and environmental compliance requirements;
●	Customer and competitor strategies;
●	Potential difficulties in upgrading or implementing accounting and manufacturing software systems;
●	Potential consolidation of our competitors;
●	Potential consolidation of our customers;
●	The impact of pricing and production decisions;
●	Competitive technology positions;
●	Our ability to protect or defend intellectual property rights;
●	The introduction of new, or changes in existing, tariffs, trade barriers or trade disputes (including tariffs imposed by the U.S. federal government on imports from Canada, where Kronos has a manufacturing facility);
●	The ability of our subsidiaries to pay us dividends;
●	Uncertainties associated with new product development and the development of new product features;
●	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar and between the euro and the Norwegian krone) or possible disruptions to our business resulting from uncertainties associated with the euro or other currencies;
●	Decisions to sell operating assets other than in the ordinary course of business;
●	The timing and amounts of insurance recoveries;
●	Our ability to renew or refinance credit facilities or other debt instruments in the future;
●	Changes in interest rates;
●	Our ability to maintain sufficient liquidity;
●	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform;
●	Our ability to utilize income tax attributes, the benefits of which may or may not have been recognized under the more-likely-than-not recognition criteria;
●	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities, or new developments regarding environmental remediation or decommissioning obligations at sites related to our former operations);
●	Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including NL, with respect to asserted health concerns associated with the use of such products) including new environmental, sustainability, health and safety or other regulations (such as those seeking to limit or classify TiO2 or its use);
●	The ultimate resolution of pending litigation (such as NL’s lead pigment and environmental matters);
●	Our ability to comply with covenants contained in our revolving bank credit facilities;
●	Our ability to complete and comply with the conditions of our licenses and permits;
●	Changes in real estate values and construction costs in Henderson, Nevada; and
●	Pending or possible future litigation (such as litigation related to CompX’s use of certain permitted chemicals in its productions process) or other actions.

Should one or more of these risks materialize (or the consequences of such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected. We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

Valhi, Inc. is engaged in the chemicals (TiO2), component products (security products and recreational marine components) and real estate management and development industries.

*****

Investor Relations Contact

Bryan A. Hanley

Senior Vice President and Treasurer

Tel. 972-233-1700

VALHI, INC. AND SUBSIDIARIES

CONDENSED SUMMARY OF OPERATIONS

(In millions, except earnings per share)

	Three months ended		Nine months ended
	September 30,		September 30,
	2024	2025	2024	2025

	(unaudited)
Net sales
Chemicals	$484.7	$456.9	$1,464.0	$1,441.1
Component products	33.6	40.0	107.5	120.6
Real estate management and development	15.3	6.6	52.4	20.8

Total net sales	$533.6	$503.5	$1,623.9	$1,582.5

Operating income (loss)
Chemicals	$42.6	$(15.9)	$105.9	$35.6
Component products	3.3	4.8	12.1	17.0
Real estate management and development	21.8	19.7	36.0	41.6

Total operating income	67.7	8.6	154.0	94.2

General corporate items:
Interest income and other	5.4	4.6	16.6	12.6
Gain on remeasurement of investment in TiO2 manufacturing joint venture	64.5	—	64.5	—
Gain on remeasurement of earn-out liability	—	4.6	—	4.6
Insurance recoveries	1.1	—	1.3	—
Other components of net periodic pension and OPEB expense	(.6)	(.9)	(1.8)	(2.4)
Changes in market value of Valhi common stock held by subsidiaries	3.7	(.1)	4.3	(1.8)
General expenses, net	(8.5)	(9.5)	(26.8)	(26.6)
Interest expense	(13.4)	(14.9)	(36.6)	(41.9)

Income (loss) before income taxes	119.9	(7.6)	175.5	38.7

Income tax expense	34.3	14.3	46.6	30.3

Net income (loss)	85.6	(21.9)	128.9	8.4

Noncontrolling interest in net income of subsidiaries	28.1	.3	43.7	12.8

Net income (loss) attributable to Valhi stockholders	$57.5	$(22.2)	$85.2	$(4.4)

Amounts attributable to Valhi stockholders:
Basic and diluted net income (loss) per share	$2.01	$(.78)	$2.99	$(.15)

Basic and diluted weighted average shares outstanding	28.5	28.5	28.5	28.5

VALHI, INC. AND SUBSIDIARIES

IMPACT OF PERCENTAGE CHANGE IN CHEMICAL SEGMENT'S NET SALES

(unaudited)

	Three months ended	Nine months ended
	September 30,	September 30,
	2025 vs. 2024	2025 vs. 2024
Percentage change in TiO2 net sales:
TiO2 sales volumes	(3)%	—%
TiO2 product pricing	(7)	(2)
TiO2 product mix/other	1	(1)
Changes in currency exchange rates	3	1

Total	(6)%	(2)%